Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Company’s Registration Statement No. 333-227275 on Form F-10 and to the use of our report dated March 21, 2019, relating to the consolidated financial statements of BRP Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s change in method of accounting for revenue due to the adoption of IFRS 15 Revenue from Contracts with Customers), appearing in this Annual Report on Form 40-F of BRP Inc. for the year ended January 31, 2019.

/s/ Deloitte LLP[1]

Montréal, Canada

March 21, 2019

1 CPA auditor, CA, public accountancy permit No. A124391